As filed with the Securities and Exchange Commission on January 5, 2012

Registration No. 333-123949

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GP STRATEGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	52-0845774
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6095 Marshalee Drive, Suite 300 Elkridge, Maryland	21075
(Address of Principal Executive Offices)	(Zip Code)

GP Strategies Corporation 1973 Non-Qualified Stock Option Plan

GP Strategies Corporation 2003 Incentive Stock Plan

(Full title of the plans)

Kenneth L. Crawford Senior Vice President, Secretary and General Counsel GP Strategies Corporation 6095 Marshalee Drive, Suite 300 Elkridge, Maryland 21075 (410) 379-3600	Kelly Tubman Hardy, Esq. DLA Piper LLP (US) 6225 Smith Avenue Baltimore, Maryland 21209 (410) 580-3000
(Name, address, telephone number, including area code, of agent for service)	(Copy to)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

Elimination of Holding Company Structure; Assumption of Registration Statement

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and constitutes Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-123949) (the “Registration Statement”) by GP Strategies Corporation, a Delaware corporation (the “Predecessor Company”), the predecessor of General Physics Corporation, a Delaware corporation (the “Company”).  The Company succeeded to the interests of the Predecessor Company following a recapitalization effected pursuant to an Agreement and Plan of Merger, dated as of October 31, 2011 (the “Merger Agreement”), between the Predecessor Company and the Company.  The Merger Agreement provided for, among other things, the merger of the Predecessor Company with and into the Company, a wholly owned subsidiary of the Predecessor Company (the “Merger”).  The Merger Agreement was approved by the shareholders of the Predecessor Company at the annual meeting of shareholders held on December 14, 2011, for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As a result of the Merger and upon the effective date of the Merger, each outstanding share of common stock, $0.01 par value, of the Predecessor Company was automatically converted into one share of common stock, $0.01 par value, of the Company.  In addition, each outstanding option to purchase the Predecessor Company’s common stock converted into an option to purchase the Company’s common stock for the same number of shares and at the same exercise price as the option provided immediately before the conversion.  Accordingly, all of the common shares offered under the GP Strategies Corporation 1973 Non-Qualified Stock Option Plan and the GP Strategies Corporation 2003 Incentive Stock Plan are Company common shares.  Following the Merger, the Company’s financial position and capitalization will be identical in all material respects to that of the Predecessor Company and the operations of the surviving company will be the same as the operations of the Company before the Merger.  In connection with the Merger, the Company changed its name to “GP Strategies Corporation.”

In accordance with paragraph (d) of Rule 414 of the Securities Act, except as modified by this Post-Effective Amendment No. 1, the Company, as successor issuer to the Predecessor Company, hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act.  The applicable registration fees were paid at the time of the original filing of the Registration Statement.

Deregistration of Securities; Carry-Over of Securities to New Plan

The Company, as successor issuer to the Predecessor Company, is filing this Post-Effective Amendment No. 1 to deregister certain securities originally registered pursuant to the Registration Statement with respect to shares of the Predecessor Company’s Common Stock, par value $0.01 (the “Common Stock”), thereby registered for offer or sale pursuant to the GP Strategies Corporation 1973 Non-Qualified Stock Option Plan (the “1973 Plan”) and the GP Strategies Corporation 2003 Incentive Stock Plan (the “2003 Plan”) (collectively, the “Prior Plans”).  A total of 2,994,157 shares of Common Stock were registered for offer or sale under the 1973 Plan, and a total of 2,000,000 shares of Common Stock were registered for offer or sale under the 2003 Plan, for a sum total of 4,994,157 shares of Common Stock registered under the Prior Plans.  Preferred share purchase rights associated with those 2,994,157 shares of Common Stock were also registered on the Registration Statement.  Those preferred share purchase rights have previously expired and, accordingly, are hereby deregistered.

The Company has adopted a new equity incentive plan, the GP Strategies 2011 Stock Incentive Plan (the “New Plan”) which replaced the Prior Plans effective as of October 14, 2011.  No future awards will be made under the Prior Plans after that date, but awards outstanding as of that date will remain outstanding under the Prior Plans.  According to the terms of the New Plan, 1,355,764 shares that were remaining available for offer or sale under the Prior Plans as of October 14, 2011, but which were not subject to outstanding awards as of that date, are available for offer or sale under the New Plan (the “Carried Forward Shares”).  The Carried Forward Shares are hereby deregistered from the Registration Statement.  In addition, according to the terms of the New Plan, if any award, or portion of an award, outstanding under the Prior Plans expires or terminates unexercised, becomes unexercisable, is forfeited or otherwise terminated, surrendered or canceled as to any shares, or is settled in cash without delivery of shares of Common Stock, the shares of Common Stock subject to such award shall thereafter be available for offer or sale pursuant to awards granted under the New Plan (the “Recycled Shares”).

Contemporaneously with the filing of this Post-Effective Amendment No. 1, the Company is filing a Registration Statement on Form S-8 to register shares of Common Stock for offer or sale pursuant to the New Plan, including the Carried Forward Shares and the potential Recycled Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed (1) to reallocate the Carried Forward Shares from the Prior Plans to the New Plan, and (2) to carry over the registration fees paid for the Carried Forward Shares from the Registration Statement on Form S-8 filed for the Prior Plans to the Registration Statement on Form S-8 for the New Plan that is filed contemporaneously with the filing of this Post-Effective Amendment.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.           Interests of Named Experts and Counsel.

James L. Galante, Assistant General Counsel of GP Strategies Corporation, provides the opinion regarding the legal validity of the shares of Common Stock being registered for issuance under the 1973 Plan and the 2003 Plan.  As of the date of this filing, Mr. Galante beneficially owns 1,534 shares of our common stock, 417 restricted stock award units, and options to purchase 5,000 shares of our common stock.

Item 6.           Indemnification of Directors and Officers.

As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation provides that the directors of the Registrant will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•                  for any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders;

•                  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                  under Section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

•                  for any transaction from which the director derives an improper personal benefit.

The Registrant’s bylaws provide for the indemnification of its directors and officers to the fullest extent authorized by the Delaware General Corporation Law. The indemnification provided under the Registrant’s certificate of incorporation and bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be had. The Registrant may pay these expenses in advance of the final disposition of a proceeding only if the director or officer agrees to repay these amounts if it is ultimately determined that the director or officer is not entitled to be indemnified. If the Registrant does not pay a claim for indemnification within 60 days, the claimant may bring an action to recover the unpaid amount of the claim and, if successful, the director or officer will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.

The indemnification provided by the Registrant’s bylaws is not deemed to be exclusive of any other right to which a person seeking indemnification may be entitled under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.  In addition, the Registrant has entered into agreements with its directors and executive officers to provide for indemnification and payment of expenses to the extent permitted by applicable law and the Registrant’s bylaws.

The Registrant maintains standard policies of insurance under which coverage is provided to its directors, officers, employees and agents to insure them against liability for actions or omissions occurring in their capacity as a director, officer, employee or agent, subject to certain exclusions and limitations.

Item 8.           Exhibits.

EXHIBIT NUMBER	DESCRIPTION
4.1

Composite of the Restated Certificate of Incorporation of GP Strategies Corporation including all amendments through December 31, 2011. Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on January 3, 2012.

4.2

GP Strategies Corporation Amended and Restated By-Laws, including all amendments through December 31, 2011. Incorporated herein by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed on January 3, 2012.

5.1	Opinion of James L. Galante, Esq., regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith)

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Elkridge, Maryland, on January 4, 2012.

GP STRATEGIES CORPORATION

By:	/s/ Scott N. Greenberg
Scott N. Greenberg
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott N. Greenberg
Scott N. Greenberg	Chief Executive Officer (Principal Executive Officer and Director)	January 4, 2012

/s/ Sharon Esposito-Mayer
Sharon Esposito-Mayer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 4, 2012

A majority of the Board of Directors (Harvey P. Eisen; Daniel M. Friedberg; Marshall S. Geller; Scott N. Greenberg; Sue W. Kelly; Richard C. Pfenniger, Jr.; A. Marvin Strait; and Gene A. Washington).

Date: January 4, 2012	By:	/s/ Scott N. Greenberg
Scott N. Greenberg
For himself and as Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1

Composite of the Restated Certificate of Incorporation of GP Strategies Corporation including all amendments through December 31, 2011. Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on January 3, 2012.

4.2

GP Strategies Corporation Amended and Restated By-Laws, including all amendments through December 31, 2011. Incorporated herein by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed on January 3, 2012.

5.1	Opinion of James L. Galante, Esq., regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith)

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (filed herewith)